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                                                                      EXHIBIT 21

                 SUBSIDIARY OF BIG LAKE FINANCIAL CORPORATION

       The sole subsidiary of Big Lake Financial Corporation is Big Lake National Bank, a national banking association organized and existing under the laws of the United States.